Articles Supplementary
OF Wisconsin Capital Funds, Inc.

    Wisconsin Capital Funds, Inc., a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: Pursuant to authority granted in Article FIFTH of the Articles of Incorporation of the Corporation (the “Charter”) and pursuant to Section 2-105(c), Section 2-208, and Section 2-208.1 of the Maryland General Corporation Law, the Board of Directors of the Corporation by resolutions duly adopted, has classified and designated a new class of shares for each existing series of the Corporation, with each series consisting of a class of Investor Shares, Institutional Shares, and Class A Shares.

    SECOND: The total number of shares of capital stock of all series which the Corporation is presently authorized to issue (the “Common Stock”) is two billion (2,000,000,000), par value of $0.001 per share (aggregate par value $2,000,000), classified and designated as set forth below:

Series and Class	Number of Shares
Plumb Balanced Fund Institutional Shares Investor Shares	200,000,000 200,000,000
Plumb Equity Fund Institutional Shares Investor Shares	200,000,000 200,000,000

    THIRD: Immediately after these Articles Supplementary are accepted for record by the State Department of Assessments and Taxation of Maryland, the total number of shares of Common Stock of all series and classes which the Corporation is authorized to issue is two billion (2,000,000,000), par value of $0.001 per share (aggregate par value $2,000,000), hereby classified and designated as set forth below:

Series and Class	Number of Shares
Plumb Balanced Fund
Institutional Shares Investor Shares Class A Shares	200,000,000 200,000,000 200,000,000
Plumb Equity Fund
Institutional Shares Investor Shares Class A Shares	200,000,000 200,000,000 200,000,000
FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the series and class of shares of Common Stock designated and classified pursuant to these Articles Supplementary shall be as set forth in the Charter and shall be subject to all provisions of the Charter relating to shares of the Corporation generally, including those set forth in Article FIFTH of the Charter.
FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
SIXTH: The undersigned Chief Executive Officer and President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

    IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Chief Financial Officer as of this 10th day of December, 2020.

                        WISCONSIN CAPITAL FUNDS, INC.

                        By: /s/ Thomas G. Plumb
                              Thomas G. Plumb
                             Chief Executive Officer and President

                        ATTEST:

                         /s/ Nathan M. Plumb
                             Nathan M. Plumb
                         Chief Financial Officer